Exhibit 99.1

SEAWORLD ENTERTAINMENT, INC. ANNOUNCES CLOSING OF SECONDARY OFFERING OF 17,250,000 SHARES OF COMMON STOCK AND SHARE REPURCHASE

(ORLANDO, Fla.) April 9, 2014 — SeaWorld Entertainment, Inc. (“SeaWorld Entertainment” or the “Company”) today announced the closing of the previously announced underwritten secondary offering (the “Offering”) by the selling stockholders (the “Selling Stockholders”) affiliated with The Blackstone Group L.P. of 17,250,000 shares of common stock of the Company, including 2,250,000 shares that were offered and sold by the Selling Stockholders pursuant to the full exercise of the underwriters’ option to purchase additional shares, at a price of $30.00 per share.

The Selling Stockholders received all of the net proceeds from the Offering. No shares were sold by SeaWorld Entertainment.

Concurrently with the closing of the Offering, the Company repurchased 1,750,000 shares of its common stock directly from the Selling Stockholders in a private, non-underwritten transaction at a price per share equal to the price per share paid to the Selling Stockholders by the underwriters in the Offering.

Goldman, Sachs & Co. and J.P. Morgan acted as joint bookrunning managers and as representatives of the underwriters in the Offering. Deutsche Bank Securities, BofA Merrill Lynch, Barclays, Citigroup and Wells Fargo Securities were also bookrunners in the Offering. Blackstone Capital Markets, Macquarie Capital, Lazard Capital Markets, KeyBanc Capital Markets, Piper Jaffray, Drexel Hamilton, Ramirez & Co., Inc. and Telsey Advisory Group acted as co-managers in the Offering.

A registration statement relating to shares of the common stock of SeaWorld Entertainment was declared effective on April 3, 2014 by the U.S. Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of such shares of common stock in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Offering was made only by means of a prospectus, copies of which may be obtained from Goldman, Sachs & Co. at Prospectus Department, 200 West Street, New York, NY 10282 or by telephone at 866-471-2526 or by facsimile at 212-902-9316 or by email at prospectus-ny@ny.email.gs.com, J.P. Morgan at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 866-803-9204, Deutsche Bank Securities at Prospectus Group, 60 Wall Street, New York, NY 10005 or by telephone at 800-503-4611 or by email at prospectus.cpdg@db.com, BofA Merrill Lynch at 222 Broadway, New York, NY 10038, Attn: Prospectus Department or by email at dg.prospectus_requests@baml.com, Barclays at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 888-603-5847 or by email at Barclaysprospectus@broadridge.com, Citigroup at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 800-831-9146 or by email at BATProspectusdept@citi.com and Wells Fargo Securities at 375 Park Avenue, New York, NY 10152, Attn: Equity Syndication Department or by telephone at 800-326-5897 or by email at cmclientsupport@wellsfargo.com.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company delivering personal, interactive and educational experiences that blend imagination with nature and enable its customers to celebrate, connect with and care for the natural world we share. The Company owns or licenses a portfolio of globally recognized brands including SeaWorld, Shamu and Busch Gardens. Over its more than 50-year history, the Company has built a diversified portfolio of 11 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind collection of approximately 86,000 marine and terrestrial animals. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests. In addition to its theme parks, the Company has recently begun to leverage its brands into media, entertainment and consumer products.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Investor Relations Inquiries - SeaWorld Entertainment, Inc., 855.797.8625,

investors@seaworld.com; or Media Inquiries - Fred Jacobs, Vice President of Communications,

Fred.Jacobs@SeaWorld.com